Exhibit 10.1

                          RETENTION AGREEMENT
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	This RETENTION AGREEMENT ("Agreement") is made as of February 2, 1997 by and between Timothy D. Cook, (hereinafter "Cook") an individual who resides at _____________________________________________________, as well as each and every dependent, heir executor, legal representative and assign of Cook, and INTELLIGENT ELECTRONICS, INC. ("hereinafter "IE"), a business corporation existing under the laws of the Commonwealth of Pennsylvania, having its corporate headquarters at Exton, Pennsylvania.

	WHEREAS, IE is examining various strategic alternatives including but not limited to the potential disposition of its indirect reseller business and IE desires that Cook commit to remain in IE's employ at least through the earlier of a possible "sale" (defined below) of IE's indirect reseller business or July 31, 1997 (the "Retention Period"), provided, however, that the Retention Period can be extended at the election of IE to a date or dates not later than September 15, 1997 if, on July 31, 1997, IE has entered into a definitive agreement for the possible "sale" and continues thereafter to use its best efforts to complete the closing thereunder.

	WHEREAS, Cook is willing to commit to remain in IE's employ as Chief Operating Officer, Reseller Network Division for the Retention Period.

	NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, Cook and IE, acting of their own free will and intending to be legally and irrevocably bound, hereby agree as follows:


1. RETENTION PERIOD. Cook agrees to remain in the employ of IE as Chief Operating Officer, Reseller Network Division (hereinafter "RND") for the Retention Period. Unless otherwise mutually agreed to between IE and Cook, at the end of the Retention Period Cook agrees to resign from all positions with IE and his employment with IE shall be terminated. During the Retention Period, and through any extension of this Agreement, unless Cook is terminated for cause (defined below) or a possible sale (defined below) is concluded, IE will pay Cook an annual base salary of $300,000 in equal semi-monthly installments in the same manner and subject to the appropriate federal, state and local tax withholdings. l E agrees that the base salary will not be reduced during his continued employment in his present job.

2. RETENTION BONUS. In addition to the base salary, and provided that Cook remains as an employee through the Retention Period, unless terminated for cause (defined below) Cook shall be entitled to receive a "Retention Bonus" of $150,000,("Minimum Bonus") in semi-monthly installments of $25,000 per month, beginning February 2, 1997 and continuing through July 31, 1997. The Retention Bonus will be paid in part and accrued in part on a monthly basis based on the following schedule:

                  Month          Paid          Accrued

                 February       $6,250        $ 18,750
                 March           8,750          16,250
                 April          11,250          13,750
                 May            13,750          11,250
                 June           16,250           8,750
                 July           18,750           6,250

                 TOTALS         75,000          75,000

The accrued Retention Bonus will be paid in a single lump sum on September 15, 1997, subject to appropriate withholding and provided Cook is still employed on the expiration of the Retention Period. In the event of a possible sale (defined below) of RND prior to the expiration of the Retention Period, then the total Retention Bonus of $150,000 less amounts previously paid in cash, will be paid within two weeks of the closing date of the transaction.

3. SALE BONUS. In recognition of his efforts to assist in the possible sale (defined below) of RND, IE will pay Cook a "Sale Bonus" of $100,000, minus applicable tax withholdings, if a definitive agreement for the sale is executed on or before the expiration of the Retention period. In addition, in the event a "Sale Bonus" is payable, IE agrees to pay Cook an additional $100,000 if IE closes or completes a possible sale of RND prior to October 31, 1997; this amount will be paid within 30 days after the closing of the sale. Cook acknowledges that there is no assurance that a sale will take place.

4. TITLE AND RESPONSIBILITIES. IE agrees to retain Cook's title as Chief Operating Officer, Reseller Network Division, reporting to the President, during the Retention Period. IE and Cook agree that the basic responsibilities of Cook's job will not change during the Retention Period, however, IE reserves the right to assign additional responsibilities as necessary to maintain business operations.

5. SALARY CONTINUATION. Upon the termination of Cook's employment and provided Cook has met and continues to meet the conditions and obligations set out in this Agreement, IE agrees to pay Cook as "Salary Continuation" a sum equal to his annual base salary of $300,000, payable in equal semimonthly installments and subject to appropriate tax withholdings, for a twelve-month period ("Severance Period") following termination of his employment with IE, unless IE ceases to operate or Cook voluntarily accepts employment with the acquiring company during the Severance Period. If IE ceases to operate during the Severance Period, IE will pay Cook the remaining balance of his Salary Continuation in a lump sum, payable upon the cessation of operations. In the event that Cook accepts employment with an acquiring company, then this Salary Continuation will cease on April 30, 1998. If IE and Cook agree to extend his employment past the Retention Period, this Salary Continuation will begin after his eventual termination of employment with IE. IE will have no obligation to pay a Salary Continuation if Cook is terminated for cause as defined in Paragraph 10, below.

6. MEDICAL BENEFIT CONTINUATION. During the Severance Period, IE agrees to provide Cook full coverage under the Company's comprehensive group medical benefits program, subject to the terms of the plan. Any required employee contribution to the medical plan will be deducted from Cook's Salary Continuation payments. In addition, IE agrees that all of the benefits that are to be provided to Cook pursuant to this Agreement will be provided to his heirs in the event of his death during the period in which such benefits are being provided. Cook's statutory rights under COBRA to continue participation in IE's group medical coverage for a period of up to eighteen (18) months, at his own cost, shall begin at the termination of such twelve month period. IE's obligation to continue medical coverage will cease if Cook becomes eligible to participate in a comparable medical plan with a new employer. In this case, Cook agrees immediately to notify IE by written notice to W. Evelyn Walker, Vice President of Human Resources, or her successor.

7. HEALTH CLUB CONTINUATION. During the Severance Period, IE agrees to pay the Company's portion of fees related to Health Club Membership in the Greenwood Athletic Club for Cook. Any required employee deduction will be deducted from Cook's Salary Continuation payments. If Cook ceases his membership in the Greenwood Athletic Club, then IE has no further obligation to continue the Company's portion of membership payments on his behalf.

8. STOCK OPTIONS. IE agrees that Cook will, for the period during which Cook is receiving Salary Continuation payments, continue to vest in his IE stock options in accordance with the terms of his stock option agreements. Cook's rights under the terms of his stock options shall remain exercisable up to and including thirty (30) days after his last Salary Continuation payment.

9. PRECONDITION. It is specifically agreed that Cook shall only be entitled to the remainder of the cash payments and the total accrued portion of the Retention Bonus; Sale Bonus; Salary; Salary Continuation; Medical Benefit or Health Club Continuation; option vesting; and the other benefits provided in this Agreement if he remains employed by IE until the end of the Retention Period. However, if Cook's employment is terminated before the end of the Retention Period by IE for any reason other than for cause or in the event of a possible sale, as defined in Paragraph 10 below, Cook shall be entitled to the Retention Bonus; Sale Bonus; Salary; Salary Continuation; Medical and Health Club Continuation; option vesting; and other benefits of the Agreement and shall also be bound by the full terms of this Agreement.

10. DEFINITION OF TERMS. For the purpose of this Agreement, "cause" shall mean Cook's commission of a felony, gross negligence, fraud or material failure to use his best efforts to perform his duties to the Company, which material failure continues for a period of 30 days after written notice thereof from the Company to Cook. As used herein, the term "sale" shall mean the closing of a transaction(s) that transfers ownership of all or substantially all of the assets or revenue-based operations of RND to a successor company.

11. CONFIDENTIALITY.
          (a) Cook agrees that he will not disclose or use for his direct or indirect benefit or the direct or indirect benefit of any third party, any Confidential Information (as hereinafter defined) of IE. In general "Confidential Information" means any and all proprietary information of IE, whether any information relating to computer codes or instructions (including source and object code listings, logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; concepts; layouts; flowcharts; specifications; know-how; any associated programmer, user, or other manuals or other like textual materials (including any other data and materials use din performing Cook's duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations; designs; interfaces; research; processes; inventions; products; methods; marketing, sales and distribution data, methods, plans and efforts; IE's relationship with actual and prospective customers, contractors and suppliers; any other materials prepared by Cook or other employees in the course of relating to or arising out of their employment, or prepared by any other contractor for IE or its customers; and any other materials that have not been made available to the general public.

          (b) Cook agrees that he will, effective the date of his employment termination: (i) discontinue all use of Confidential Information; (ii) return to IE all material furnished by IE that contains Confidential Information;
(iii) erase or destroy any Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Cook; and
(iv) remove Confidential Information from any software under the ownership or control of Cook that incorporates or uses Confidential Information in whole or in part.

          (c) Cook agrees to return to IE on the effective date of his employment termination, any documents, records, notebooks, files, correspondence, reports, memorandum, personal property owned by IE, or any other documents and material whatsoever relating to the business of the Company. He also agrees that he will not make, retain, remove or distribute any copies of any of the foregoing.

12. CONFIDENTIALITY OF TERMS. Cook agrees that the terms of this Agreement shall remain completely confidential, and he will not hereafter disclose any information concerning this Agreement to anyone except: (a) his family; (b) his personal attorney, if any; (c) his personal financial and/or tax advisors; (d) taxing authorities and (e) as otherwise may be required by law or court order. Cook further understand that such information may be disclosed to the aforementioned individuals only on the condition that such individuals in turn agree to keep such information completely confidential, and not disclose it to others, except as may otherwise be required by law or court order.

13. WAIVER AND RELEASE OF CLAIMS. Cook completely releases, relinquishes, waives and discharges IE, its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, officers, directors, employees and agents, whether present or former, from all claims, liabilities, demands and causes of action, known or unknown, filed or contingent, which he may have or claim to have against IE as of the date of the signing of this Release arising out of or in any way related to his employment with the Company or the termination of that employment. Cook agrees that he has executed this Release on his own behalf, and also on behalf of his heirs, agents, representatives, successors and assigns. This release includes, but is not limited to, a release of any rights or claims he may have under:
		(a) the Age Discrimination in Employment Act (ADEA), which
prohibits age discrimination in employment.
		(b) Title VII of the Civil Rights Act of 1964, as emended by the
Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;
		(c) the Americans with Disabilities Act (ADA, which prohibits discrimination on the basis of a covered disability;
		(d) the Employer Retirement and Income Security Act (ERISA), which prohibits discrimination on the basis of entitlement to certain benefits;
		(e) any other federal, state or local laws or regulations
prohibiting employment discrimination; (f) breach of any express or implied contract claims;
		 (g) wrongful termination or any other ton claims, including claims for attorney's fees, whether based on common law, or otherwise.

Cook understands, however, that by signing this release, he does not waive rights to: (a) claims arising under any applicable worker's compensation laws; (b) any claims which the law states may not be waived; and (c) his vested rights under the regular employment benefit plans of the Company, in effect as of the date of this Agreement.

14. COOPERATION IN DEFENDING LEGAL ACTIONS. Cook understands that he will not in the future voluntarily assist any individual or entity in preparing, commencing or prosecuting any action or proceeding against IE, its directors, officers, employees, or affiliates, including but not limited to, any administrative agency claims, charges or complaints and/or lawsuits against IE, its directors, officers, employees, or affiliates, or to voluntarily participate or cooperate in any such action or proceeding, except as such agreement is specifically prohibited by statute. Cook also agrees that he will cooperate with and assist IE in its defense of any such action or proceeding, subject to reimbursement of reasonable out-of pocket expenses. This Agreement shall not preclude Cook from testifying in such an action or proceeding if he is compelled to do so pursuant to a subpoena or other court order. However, Cook expressly agrees that he will provide written notice addressed to the attention of Barry M. Abelson, Esquire, Pepper, Hamilton & Scheetz, LLP, 3000 Two Logan Square, Philadelphia PA 19103 (Fax No: 215-981-
4750) if he should receive, by service or otherwise, a notice, subpoena or other court order or any other written request seeking or requiring him to testify or otherwise participate in or assist in any action or proceeding against IE, such notice to be so provided within 48 hours of each such receipt by Cook or anyone acting on his behalf.

15. ARBITRATION OF DISPUTES UNDER THIS AGREEMENT The parties agree that any and all disputes arising out of the performance or breach of this Agreement or any promise or covenant herein shall be resolved by submission to arbitration in Denver, Colorado under, and in accordance with, the rules and procedures of the American Arbitration Association. In any such arbitration proceeding, the prevailing party shall be entitled to an award of reasonable attorney's fees.

16. ENFORCEMENT. All remedies at law and equity shall be available for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim in any way related to or arising out of Cook's employment with IE and/or the termination thereof.

17. OPPORTUNITY TO REVIEW. Cook hereby acknowledges that he is acting of his own free will, that he has been afforded sufficient time to review the terms of this Agreement, that he has had an opportunity to seek the advise of counsel, and that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects.

18. INDEMNIFICATION: To the extent permitted by law, IE agrees to defend, indemnify and hold Cook harmless against any threatened or pending action or proceedings, whether brought by a third party or as a derivative action, by reason of the fact that Cook was an officer or representative of IE.

19. DISPARAGING REMARKS. Each party agrees to refrain from making disparaging remarks concerning the other.

20. CONTRACTUAL EFFECT. The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, and that it shall be binding upon the respective parties as well as their heirs, executors, successors, administrators and assigns. The parties further acknowledge that this Agreement, including the recitals, sets forth the entire agreement and understanding of the parties relating to its subject matter, and supersedes and merges all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written. No change or modification to the Agreement will be binding unless it is in writing and signed by both IE and Cook.


          IN WITNESS WHEREOF, Cook and IE each acknowledge that they are acting on their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year set forth below.

/s/ Michael A. Norris                                   Date  4/3/97
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Michael A. Norris, President, Intelligent Electronics


/s/ Timothy D. Cook                                     Date  4/3/97
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Timothy D. Cook


/s/ Steven M. Kawalick                                  Date  4/3/97
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Witness